Richards, Layton & Finger
A PROFESSIONAL ASSOCIATION
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Fax: (302) 651-7701
www.rlf.com
March 31, 2006
Progress Energy, Inc.
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Re: Progress Energy Capital Trust I, Progress Energy Capital Trust II and Progress Energy Capital Trust III
Ladies and Gentlemen:
     We have acted as special Delaware counsel for Progress Energy Capital Trust I, Progress Energy Capital Trust II and Progress Energy Capital Trust III, each a Delaware statutory trust (each, a “Trust,” and collectively, the “Trusts”) in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
     (a) A certified copy of the Certificate of Trust for each Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 8, 2000;
     (b) A certified copy of the Certificate of Amendment for each Trust, as filed with the Delaware Secretary of State on December 7, 2000 (the documents identified in paragraphs (a) and (b) being collectively referred to as the “Certificates of Trust”);
     (c) The Trust Agreement for each Trust, dated as of November 6, 2000 (the “Original Trust Agreement”), among Progress Energy, Inc. (formerly known as CP&L Energy, Inc.), a North Carolina corporation (the “Company”), and the trustees named therein;
     (d) The Registration Statement (the “Registration Statement”) on Form S-3, including a prospectus with respect to the Trusts (the “Prospectus”), relating to the Trust Preferred Securities of the Trusts, each Trust Preferred Security representing undivided beneficial interests in such Trust (each, a “Preferred Security” and collectively, the “Preferred

Progress Energy, Inc.
March 31, 2006

Securities”), to be filed by the Company and each Trust with the Securities and Exchange Commission on or about March 31, 2006;
     (e) A form of Amended and Restated Trust Agreement for each Trust, to be entered into among the Company, the trustees of the Trust named therein, and the holders, from time to time, of the undivided beneficial interests in the assets of such Trust (including the exhibits thereto) (the “Trust Agreement”), incorporated by reference in the Registration Statement; and
     (f) A Certificate of Good Standing for each Trust, dated March 31, 2006 obtained from the Secretary of State.
     Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
     For purposes of this opinion, we have assumed (i) that each Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the applicable Trust, and that each Trust Agreement and Certificate of Trust for such Trust will be in full force and effect and will not be amended and that each Trust Agreement will be executed in substantially the form reviewed by us, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by a Trust (collectively, the “Preferred Security Holders”) of a Preferred Security

Progress Energy, Inc.
March 31, 2006

Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the applicable Trust Agreement and the Registration Statement, and (vii) that the Preferred Securities are authenticated, issued and sold to the Preferred Security Holders in accordance with the applicable Trust Agreement and the Registration Statement and (viii) that the Delaware Trustee satisfies the requirements of §3807 of the Delaware Statutory Trust Act, 12 Del. Code §§ 3801 et seq (the “Statutory Trust Act”). We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.
     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. Each Trust has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.
     2. The Trust Preferred Securities of each Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and non-assessable beneficial interests in the assets of such Trust.
     3. The Preferred Security Holders, as beneficial owners of each Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.
     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Opinions” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ RICHARDS, LAYTON, & FINGER, P.A
DKD/CYG